UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
____________________

Date of report (Date of earliest event reported): July 18, 2011

Applied DNA Sciences, Inc
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	002-90539 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

25 Health Sciences Drive, Suite 215
Stony Brook, New York 11790
(Address of Principal Executive Offices) (Zip Code)

631-444- 8090
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 18, 2011, Applied DNA Sciences, Inc. (the “Company”) entered into a Joint Development Agreement, dated as of June 30, 2011 (the “Agreement”) with C.F. Martin & Co., Inc., a designer and manufacturer of acoustic guitars, strings for acoustic guitars, and related guitar components and accessories (“Martin”).

Under the terms of the Agreement, Martin and the Company will jointly develop, create and apply new techniques and know-how for labeling and authenticating guitars, guitar strings and related guitar components and accessories using DNA security markers created by the Company.  Under the Agreement, each party shall bear and be responsible for its own expenses and costs of the development and creation of the techniques and know-how.

Subject to certain exceptions for the Company, the Agreement provides for a period of exclusivity (“Period of Exclusivity”) of six (6) months beginning on June 30, 2011 whereby Martin and the Company agree not to sell, offer for sale, enter into any agreement with any third party for the future sale of, advertise, or market, anywhere in the world, any jointly developed technique for labeling guitars, guitar strings, and related guitar components and accessories with DNA security markers.  The Agreement also provides that Martin shall purchase DNA security markers exclusively from the Company during the longer of the term of the Agreement or the Period of Exclusivity.

The term of the Agreement will continue until the parties agree that the development and creation of techniques or know-how for labeling guitars or guitar strings with DNA security markers is complete, unless either party terminates the Agreement by giving at least sixty (60) days written notice to the other party.

A copy of the press release issued by the Company on July 19, 2011 relating to the Agreement is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits.

Exhibit 99.1	Press Release issued by Applied DNA Sciences, Inc. on July 19, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied DNA Sciences, Inc.
(Registrant)

By: /s/ James A. Hayward
James A. Hayward
Chief Executive Officer

Date: July 21, 2011